                                                                     Exhibit 2.1

Hugh Ray
State Bar No. 16611000
Robin Russell
State Bar No. 17424001
Andrews & Kurth L.L.P.
600 Travis, Suite 4200
Houston, Texas 77002
Telephone: (713) 220-4200
Telecopy:  (713) 220-4285

Paul N. Silverstein
S.D.N.Y. Bar No. PS-5098
Andrews & Kurth L.L.P.
805 Third Avenue
New York, New York 10022
Telephone: (212) 850-2800
Telecopy:  (212) 850-2929

Counsel for the Debtors


                     IN THE UNITED STATES BANKRUPTCY COURT
                      FOR THE NORTHERN DISTRICT OF TEXAS
                                DALLAS DIVISION


IN RE:                                  (S)
                                        (S)           Case No. 00-30748-RCM-11
PHYSICIANS RESOURCE GROUP, INC., and    (S)                   (Chapter 11)
EYECORP, INC.,                          (S)           Jointly Administered
                                        (S)
          Debtors.                      (S)


                     DEBTORS' MODIFIED FIRST AMENDED JOINT
                       LIQUIDATING PLAN UNDER CHAPTER 11
                       ---------------------------------

                               TABLE OF CONTENTS



ARTICLE I - DEFINITIONS........................................................1
     1.1     Defined Terms.....................................................1
             1.1.1   363 Order.................................................1
             1.1.2   Accounts..................................................1
             1.1.3   Accounts Closing Date.....................................1
             1.1.4   Administrative Claim......................................1
             1.1.5   Administrative Claims Reserves............................2
             1.1.6   Agency Agreement .........................................2
             1.1.7   Allowed...................................................2
             1.1.8   ASC.......................................................2
             1.1.9   Ballots...................................................2
             1.1.10  Bankruptcy Cases .........................................2
             1.1.11  Bankruptcy Code...........................................2
             1.1.12  Bankruptcy Court..........................................3
             1.1.13  Bankruptcy Rules..........................................3
             1.1.14  Bar Date..................................................3
             1.1.15  Business Day..............................................3
             1.1.16  Buyout Formula............................................3
             1.1.17  Buyout Note...............................................3
             1.1.18  Cash......................................................3
             1.1.19  Causes of Action..........................................3
             1.1.20  Claim.....................................................3
             1.1.21  Claims Resolution Procedure...............................3
             1.1.22  Confirmation Date.........................................3
             1.1.23  Confirmation Hearing......................................4
             1.1.24  Confirmation Order........................................4
             1.1.25  Contract Notice...........................................4
             1.1.26  Creditor..................................................4
             1.1.27  Debentures................................................4
             1.1.28  Debtors...................................................4
             1.1.29  Discount Formula..........................................4
             1.1.30  Disputed Claim............................................4
             1.1.31  Distribution Date.........................................4
             1.1.32  Effective Date............................................4
             1.1.33  Equity Committee..........................................4
             1.1.34  Escrow Agent..............................................4
             1.1.35  Estimated Amount..........................................4
             1.1.36  EyeCorp...................................................5
             1.1.37  EyeCorp Equity Interest...................................5

DEBTORS' MODIFIED FIRST AMENDED JOINT LIQUIDATING
PLAN UNDER CHAPTER 11 - Page A-i

             1.1.38  EyeCorp Proceeds..........................................5
             1.1.39  EyeCorp Unsecured Claims Distribution Account.............5
             1.1.40  Final Distribution........................................5
             1.1.41  Final Unsecured Distribution Date.........................5
             1.1.42  Final Order...............................................5
             1.1.43  Indenture.................................................5
             1.1.44  Indenture Trustee.........................................5
             1.1.45  Indenture Trustee's Claim.................................5
             1.1.46  Initial Unsecured Distribution Date.......................5
             1.1.47  Key Employees.............................................6
             1.1.48  Liquidation Accounts......................................6
             1.1.49  Liquidation Agent.........................................6
             1.1.50  MSA.......................................................6
             1.1.52  Objection Deadline........................................6
             1.1.53  Operating Reserve.........................................6
             1.1.54  Oversight Committee.......................................6
             1.1.55  Paying Agent..............................................6
             1.1.56  Person....................................................7
             1.1.57  Petition Date.............................................7
             1.1.58  Physician Claims..........................................7
             1.1.59  Physicians' Committee.....................................7
             1.1.60  Physician/Shareholder Member..............................7
             1.1.61  Plan......................................................7
             1.1.62  Plan Documents............................................7
             1.1.63  Plan Expense..............................................7
             1.1.64  PRG.......................................................7
             1.1.65  PRG Equity Interest.......................................7
             1.1.66  PRG Equity Interest Account...............................8
             1.1.67  PRG Party.................................................8
             1.1.68  PRG Unsecured Claims Distribution Account.................8
             1.1.69  Priority Claim............................................8
             1.1.70  Priority Non-Tax Claim....................................8
             1.1.71  Priority Tax Claim........................................8
             1.1.72  Professional Fee Claim....................................8
             1.1.73  Professional Fee Claim Reserve............................8
             1.1.74  Professional Person.......................................8
             1.1.75  Pro Rata..................................................8
             1.1.76  RAM.......................................................8
             1.1.77  Retained Assets...........................................8
             1.1.78  Schedules.................................................9
             1.1.79  Unsecured Claim...........................................9
             1.1.80  Unsecured Claims Distribution Accounts....................9
             1.1.81  Voting Deadline...........................................9
             1.1.82  Voting Record Date........................................9

DEBTORS' MODIFIED FIRST AMENDED JOINT LIQUIDATING
PLAN UNDER CHAPTER 11 - Page A-ii

      1.2    Other Terms............................................................9
      1.3    Exhibits and Schedules.................................................9

ARTICLE II - GENERAL DESCRIPTION OF THE PLAN
             AND MEANS OF IMPLEMENTATION............................................9
      2.1    Liquidation............................................................9
      2.2    Funding of the Plan...................................................10

ARTICLE III - CLASSIFICATION OF CLAIMS AND EQUITY INTERESTS........................10
      3.1    Introduction..........................................................10
      3.2    Unclassified Claims - Administrative Claims and Priority Tax Claims...10
      3.3    Designation of Classes of Claims and Equity Interests.................10

ARTICLE IV - TREATMENT OF CLAIMS AND EQUITY INTERESTS..............................10
      4.1    Classes 1A and 1B - Priority Non-Tax Claims...........................10
      4.2    Classes 2A and 2B - Unsecured Claims..................................11
      4.3    Classes 3A - PRG Equity Interests.....................................11
      4.4    Class 3B - EyeCorp Equity Interests...................................11

ARTICLE V - TREATMENT OF UNCLASSIFIED CLAIMS.......................................11
      5.1    Administrative Claims.................................................11
             5.1.1    Time for Filing..............................................11
             5.1.2    Allowance....................................................12
             5.1.3    Payment......................................................12
             5.1.4    Priority Tax Claims..........................................12
      5.2    Administrative Claims Reserves........................................12
      5.3    Professional Fee Claim Reserve........................................12

ARTICLE VI - ACCEPTANCE OR REJECTION OF THE PLAN...................................13
      6.1    Voting Classes........................................................13
      6.2    Class Acceptance Requirement..........................................13
      6.3    Confirmability of the Plan............................................13
      6.4    Nonconsensual Confirmation............................................13

ARTICLE VII - DISTRIBUTION.........................................................13
      7.1    Distribution Agent....................................................13
      7.2    Date and Delivery of Distribution; Calculation........................13
      7.3    Transfers to the Unsecured Claims Distribution Account................14
      7.4    Distributions to Holders of Allowed Unsecured Claims..................14
      7.5    Final Unsecured Distribution Date; Establishment of Equity Interest
             Account...............................................................14
      7.6    Time Bar to Payments and Distribution of Unclaimed Property...........15
      7.7    Payments in Complete Satisfaction.....................................15
      7.8    Incentive Bonus for Liquidation Agent.................................15

DEBTORS' MODIFIED FIRST AMENDED JOINT LIQUIDATING
PLAN UNDER CHAPTER 11 - Page A-iii

     7.9    Allowance and Payment of Debenture Claims.....................................16
     7.10   Distribution to Holders of PRG Equity Interests...............................17
     7.11   Distribution to Holders of EyeCorp Equity Interest............................17

ARTICLE VIII - RESOLUTION AND TREATMENT OF DISPUTED CLAIMS................................18
     8.1    Objection Deadline............................................................18
     8.2    Reserves for Disputed Claims..................................................18
     8.3    Allowance of Disputed Claims..................................................18
     8.4    Allowance and Payment of Physician Claims.....................................18
     8.5    Compromising Claims...........................................................19
     8.6    Late-Filed Claims and Amendments..............................................19
     8.7    Unknown Claims................................................................19
     8.8    Settlement of Physician Claims and MSA Related Issues.........................19
            8.8.1   Settlement  - In General..............................................19
            8.8.2   Discount Formula......................................................20
            8.8.3   Additional Discount...................................................20
            8.8.4   Amounts Owing by a PRG Party..........................................21
            8.8.5   Disputed Amounts/Arbitration..........................................21
            8.8.6   Conditions............................................................21
            8.8.7   Buyout Note/Escrow Agent..............................................22

ARTICLE IX - IMPLEMENTATION OF PLAN.......................................................22
     9.1    Liquidation Agent.............................................................22
            9.1.1   Appointment...........................................................22
            9.1.2   Term..................................................................22
            9.1.3   Removal of Liquidation Agent..........................................22
            9.1.4   Successor Liquidation Agent(s)........................................23
            9.1.5   Powers and Duties.....................................................23
            9.1.6   Fees and Expenses.....................................................23
            9.1.7   Retention of Professionals............................................23
            9.1.8   Compensation Procedure................................................24
            9.1.9   Duration of Existence.................................................24
     9.2    Vesting of Assets.............................................................24
     9.3    Retention of Key Employees....................................................24
     9.4    No Liability..................................................................25
     9.5    Oversight Committee...........................................................25
            9.5.1   Function and Duration.................................................25
            9.5.2   Compensation and Expenses.............................................25
            9.5.3   Resignation/Termination/Successor Members.............................25
                    (A)   Resignation of Debenture Holders................................25
                    (B)   Resignation of Physician/Shareholder Member.....................26
                    (C)   Termination of Oversight Committee..............................26
            9.5.4   Review of Actions.....................................................26
            9.5.5   Litigation............................................................26

DEBTORS' MODIFIED FIRST AMENDED JOINT LIQUIDATING
PLAN UNDER CHAPTER 11 - Page A-iv

     9.6    Operating Reserve...........................................................26
     9.7    Corporate Authority.........................................................26
     9.8    Debtors' Existence..........................................................27
     9.9    Causes of Action............................................................27

ARTICLE X - TREATMENT OF EXECUTORY CONTRACTS
            AND UNEXPIRED LEASES........................................................27
     10.1   Rejection................ ..................................................27
     10.2   Rejection Damage Claims.....................................................28

ARTICLE XI - RETENTION OF JURISDICTION..................................................28
     11.1   Jurisdiction of Bankruptcy Court............................................28
     11.2   Failure of Bankruptcy Court to Exercise Jurisdiction........................29

ARTICLE XII - EFFECTS OF CONFIRMATION...................................................29
     12.1   Discharge of Debtors........................................................29
     12.2   Effect of Confirmation Order................................................29
     12.3   Post-Confirmation Effect of Evidence of Claims or Interests.................29
     12.4   Release of Claims and Injunction............................................30
     12.5   Exculpations................................................................30
     12.6   Indemnification Obligations.................................................30

ARTICLE XIII - CONDITIONS PRECEDENT TO CONFIRMATION
               AND EFFECTIVENESS........................................................31
     13.1   Conditions to Confirmation..................................................31
     13.2   Conditions to Effective Date................................................31
     13.3   Waiver......................................................................31

ARTICLE XIV - MISCELLANEOUS PROVISIONS..................................................32
     14.1   Dissolution of Committees...................................................32
     14.2   Payment Dates...............................................................32
     14.3   Governing Law...............................................................32
     14.4   Binding Effect..............................................................32
     14.5   Substantial Consummation....................................................32
     14.6   Payment of Statutory Fees...................................................32
     14.7   Revocation and Modification of Plan and Related Documents...................32
     14.8   Notices.....................................................................33
     14.9   Construction................................................................33
     14.10  Section Headings............................................................33
     14.11  Offer of Compromise.........................................................33
     14.12  Severability................................................................34
     14.13  Recognition of Subordination Rights.........................................34
     14.14  Setoff Rights...............................................................34

DEBTORS' MODIFIED FIRST AMENDED JOINT LIQUIDATING
PLAN UNDER CHAPTER 11 - Page A-v

     14.15  No Attorneys' Fees................................................34
     14.16  Plan Terms Control................................................34

DEBTORS' MODIFIED FIRST AMENDED JOINT LIQUIDATING
PLAN UNDER CHAPTER 11 - Page A-vi

                     DEBTORS' MODIFIED FIRST AMENDED JOINT
                       LIQUIDATING PLAN UNDER CHAPTER 11
                       ---------------------------------

     Physicians Resource Group, Inc. and EyeCorp, Inc., the above-captioned debtors and debtors in possession, hereby propose the following First Amended Joint Liquidating Plan under Chapter 11 of the United States Bankruptcy Code pursuant to 11 U.S.C. (S) 1121(a). All creditors and equity security holders are encouraged to consult the accompanying Disclosure Statement as approved by the Bankruptcy Court before voting to accept or reject this Plan.

          NO SOLICITATION MATERIALS, OTHER THAN THE DISCLOSURE STATEMENT AND RELATED MATERIALS TRANSMITTED THEREWITH AND APPROVED BY THE BANKRUPTCY COURT, HAVE BEEN AUTHORIZED BY THE BANKRUPTCY COURT FOR USE IN SOLICITING ACCEPTANCES OR REJECTIONS OF THIS PLAN.

                                   ARTICLE I

                                  DEFINITIONS

     1.1 Defined Terms. As used herein, all terms shall have the meanings as defined in the United States Bankruptcy Code except as specifically modified herein. The following terms shall have the respective meanings specified below (such meaning to be equally applicable to both the singular and the plural, and masculine and feminine forms of the terms defined):

          1.1.1 363 Order means the Order Establishing Guidelines for Selling Practice Assets and Settling Related Provider Litigation dated February 14, 2000, as modified.

          1.1.2 Accounts means collectively the Liquidation Accounts, the Unsecured Claims Distribution Accounts, the Administrative Claims Reserves, the Professional Fee Claims Reserve and the Operating Reserve.

          1.1.3 Accounts Closing Date means the date upon which the Liquidation Agent closes the Liquidation Accounts, the Operating Reserve, the Professional Fee Claim Reserve and the Administrative Claims Reserves in accordance with section 7.3 of this Plan.

          1.1.4 Administrative Claim means any right to payment constituting a cost or expense of administration of the Chapter 11 Case of a kind specified under Section 503(b) of the Bankruptcy Code and entitled to priority under Section 507(a)(1) of the Bankruptcy Code, including, without limitation, (i) any actual and necessary costs and expenses of preserving the Debtors' estates; (ii) any Professional Fee Claims; (iii) any fees or charges assessed against the estates of the Debtors under 28 U.S.C.
     (S)1930; (iv) all costs and expenses, including any recording fees, transfer taxes and the like, arising out of or related

DEBTORS' MODIFIED FIRST AMENDED JOINT LIQUIDATING
PLAN UNDER CHAPTER 11 - Page A-1
     to the transfer of the Debtors' assets pursuant to this Plan; and (v) other Claims as ordered by the Bankruptcy Court.

          1.1.5 Administrative Claims Reserves means, collectively, the reserves established and maintained by the Liquidation Agent to pay the Administrative Claims (other than Professional Fee Claims) and Priority Claims of each Debtor that first become Allowed after the Effective Date.

          1.1.6 Agency Agreement means the agreement among the Debtors and the Liquidation Agent setting forth the Liquidation Agent's rights, obligations, duties and responsibilities, the form of which will be submitted to the Bankruptcy Court for approval as a Plan Document.

          1.1.7 Allowed means (i) when used with respect to any Claim, except an Administrative Claim, (a) such Claim to the extent it is not a Disputed Claim; (b) such Claim to the extent it may be allowed pursuant to Final Order of the Bankruptcy Court; or (c) a Disputed Claim, proof of which was timely filed with the Bankruptcy Court, and (1) as to which no objection was filed by the Objection Deadline, unless such Claim is to be determined in a forum other than the Bankruptcy Court, in which case such Claim shall not become allowed until determined by Final Order of such other forum and allowed by Final Order of the Bankruptcy Court; or (2) as to which an objection was filed by the Objection Deadline, to the extent allowed by a Final Order of the Bankruptcy Court; (ii) when used with respect to any Equity Interest, an Equity Interest, proof of which was timely and properly filed or, if no such proof of Equity Interest was filed, an Equity Interest that has been or is hereafter listed by the Debtors on their Schedules as liquidated in amount and not disputed or contingent, and, in either case, as to which no objection to the allowance thereof has been interposed on or before the applicable period of limitation fixed by the Bankruptcy Code, the Bankruptcy Rules, the Bankruptcy Court, or the Plan, or as to which any objection has been determined by a Final Order to the extent such objection is determined in favor of the respective holder.

          1.1.8  ASC means ambulatory surgery center.

          1.1.9 Ballots means the ballot forms distributed with the Disclosure Statement to each holder of an impaired Claim and Equity Interest (other than to holders of impaired Claims or Equity Interests deemed to have rejected the Plan or otherwise not entitled to vote on the Plan) upon which is to be indicated, among other things, acceptance or rejection of the Plan.

          1.1.10 Bankruptcy Cases means the above-captioned, jointly administered Chapter 11 bankruptcy cases of the Debtors.

          1.1.11 Bankruptcy Code means Title 11 of the United States Code, 11 U.S.C. Section 101 et seq., as in effect on the Petition Date, together with all amendments,

DEBTORS' MODIFIED FIRST AMENDED JOINT LIQUIDATING
PLAN UNDER CHAPTER 11 - Page A-2
     modifications and replacements of the foregoing as the same may exist on any relevant date to the extent applicable to the Bankruptcy Cases.

          1.1.12 Bankruptcy Court means the United States Bankruptcy Court for the Northern District of Texas, Dallas Division.

          1.1.13 Bankruptcy Rules means the Federal Rules of Bankruptcy Procedure as promulgated by the United States Supreme Court under Section 2075 of Title 28 of the United States Code, and the Local Rules of the Bankruptcy Court, as the context may require.

          1.1.14 Bar Date means the last date to file proofs of Claim against the Debtors established by the Bankruptcy Court which, for non-governmental units, is (i) April 17, 2000 for PRG and (ii) September 25, 2000 for EyeCorp, and for governmental units is (x) July 31, 2000 for PRG and (y) November 21, 2000 for EyeCorp.

          1.1.15 Business Day means any day other than Saturday, Sunday or "legal holiday" as such term is defined in Bankruptcy Rule 9006(a).

          1.1.16 Buyout Formula means the formula for selling practice assets and ambulatory surgical center interests and settling related provider litigation approved by the Court in the 363 Order.

          1.1.17 Buyout Note has the meaning set forth in section 8.8.7 of the Plan.

          1.1.18 Cash means U.S. Dollars, check drawn on a domestic bank or wire transfer from a domestic bank.

          1.1.19 Causes of Action means all claims, choses in action and causes of action (including those assertable derivatively), now owned or hereafter acquired by the Debtors' Chapter 11 estates, and the Cash and non-Cash proceeds thereof, whether arising under the Bankruptcy Code or other federal, state or foreign law.

          1.1.20  Claim means a claim against a Debtor within the meaning of
     Section 101(5) of the Bankruptcy Code.

          1.1.21 Claims Resolution Procedure means the procedure to be followed with respect to the resolution of Physician Claims, approved by the Bankruptcy Court by Order dated July 28, 2000 and attached hereto as Exhibit "1."
     -----------

          1.1.22 Confirmation Date means the date on which the Clerk of the Bankruptcy Court enters the Confirmation Order on its docket.

DEBTORS' MODIFIED FIRST AMENDED JOINT LIQUIDATING
PLAN UNDER CHAPTER 11 - Page A-3

          1.1.23 Confirmation Hearing means the hearing at which the Bankruptcy Court considers confirmation of the Plan pursuant to Sections 1128 and 1129 of the Bankruptcy Code.

          1.1.24 Confirmation Order means the Order of the Bankruptcy Court confirming this Plan pursuant to Section 1129 of the Bankruptcy Code.

          1.1.25 Contract Notice means the notice to parties in interest listing the executory contracts and unexpired leases the Debtors intend to assume under this Plan which will be filed with the Bankruptcy Court fifteen (15) days prior to the Confirmation Hearing and served upon affected parties.

          1.1.26 Creditor means any Person or entity that is the holder of a Claim against a Debtor or the property of a Debtor.

          1.1.27 Debentures means the 6% convertible subordinated debentures issued pursuant to the Indenture in the aggregate original principal amount of $143,750,000, of which $125,000,000 was issued and remains outstanding.

          1.1.28 Debtors means PRG and EyeCorp, collectively, as debtors in possession.

          1.1.29 Discount Formula has the meaning set forth in section 8.8.2 of the Plan, as negotiated and agreed to between RAM and the Physicians' Committee.

          1.1.30 Disputed Claim means a Claim (or portion thereof) (i) that is scheduled by the Debtors as disputed, contingent or unliquidated; or (ii) proof of which has been filed with the Bankruptcy Court and to which an objection to the allowance thereof has been filed with the Bankruptcy Court, which objection has not been withdrawn, settled or determined by a Final Order of the Bankruptcy Court.

          1.1.31 Distribution Date means the later of (i) the Effective Date or within ten (10) Business Days thereafter or (ii) the date by which an Administrative Claim or Priority Claim is to be paid hereunder other than the Effective Date.

          1.1.32 Effective Date means the date that is ten (10) Business Days after the satisfaction or waiver of each condition set forth in Article XIII of this Plan.

          1.1.33 Equity Committee means the Official Committee of Equity Security Holders appointed in PRG's Bankruptcy Case.

          1.1.34 Escrow Agent has the meaning set forth in section 8.8.7 of the Plan.

          1.1.35 Estimated Amount means the amount of a Disputed Claim, as determined by the Bankruptcy Court, for the purpose of calculating the amount of Cash the Debtors must

DEBTORS' MODIFIED FIRST AMENDED JOINT LIQUIDATING
PLAN UNDER CHAPTER 11 - Page A-4
     reserve for payment on account of such Disputed Claim when making distributions under the Plan.

          1.1.36 EyeCorp means EyeCorp, Inc., a Tennessee Corporation and wholly-owned subsidiary of PRG.

          1.1.37 EyeCorp Equity Interest means PRG's equity in EyeCorp as its sole shareholder.

          1.1.38 EyeCorp Proceeds means the $4,340,660 in Cash held as of October 6, 2000 by PRG in a segregated special bank account for the benefit of and on behalf of EyeCorp.

          1.1.39 EyeCorp Unsecured Claims Distribution Account means the segregated account established and maintained by the Liquidation Agent for the benefit of the holders of Allowed Unsecured Claims against EyeCorp.

          1.1.40 Final Distribution means the distribution of Cash made on the Final Unsecured Distribution Date; provided, however, that if funds remain following such date, it shall mean the distribution under section 7.10(A).

          1.1.41  Final Unsecured Distribution Date has the meaning set forth in section 7.5(A) of the Plan.

          1.1.42 Final Order means an order or judgment (i) which has not been reversed, modified or amended and the effect of which has not been stayed,
     (ii) for which an appeal, motion or petition for review or rehearing or petition for certiorari is not pending, and (iii) for which the time to appeal, to seek review or rehearing, or petition for certiorari has expired without an appeal or application for review or rehearing having been filed.

          1.1.43 Indenture means the Indenture dated December 11, 1996 between PRG and U.S. Trust Company of New York, N.A.

          1.1.44 Indenture Trustee means U.S. Trust Company of Texas, N.A. as successor in interest to U.S. Trust Company of New York, N.A.

          1.1.45 Indenture Trustee's Claim means the proof of claim in the amount of $134,543,766.28 filed by the Indenture Trustee on April 17, 2000 on behalf of the holders of the Debentures issued under the Indenture.

          1.1.46  Initial Unsecured Distribution Date means the date that is ten
     (10) Business Days following the Effective Date.

DEBTORS' MODIFIED FIRST AMENDED JOINT LIQUIDATING
PLAN UNDER CHAPTER 11 - Page A-5

          1.1.47 Key Employees means collectively (i) Karen Nicolaou, the Secretary and Controller of PRG and Secretary of EyeCorp and (ii) Lane Edenburn, the General Counsel of PRG and Assistant Secretary of EyeCorp.

          1.1.48 Liquidation Accounts means, collectively, each Debtor's segregated account to be opened on or before the Effective Date containing each Debtor's Cash on hand as of the Effective Date, and the present and future liquidation proceeds of the Retained Assets of each Debtor.

          1.1.49 Liquidation Agent means the individual charged with liquidating the Retained Assets and distributing the proceeds thereof pursuant to the terms of this Plan and the Agency Agreement who, as of the Confirmation Date, shall be Michael W. Yeary.

          1.1.50 MSA means the management services agreement entered into among PRG Parties and an affiliated physician and/or physician practice regarding non-medical administrative services to be provided by the PRG Parties to the physician or physician practice, and all modifications and amendments thereto, and all other documents executed as part of the same transaction or in connection therewith.

          1.1.51 Notice of Buyout Election means the notice form distributed with the Disclosure Statement to the holders of Physician Claims who have not previously settled or entered into a buyout with the Debtors, upon which is to be indicated, among other things, such holders' intent to enter into a buyout with the Debtors under the Discount Formula.

          1.1.52 Objection Deadline means the date by which objections to Claims shall be filed with the Bankruptcy Court and served upon the holders of Claims, which date shall be (i) for Administrative Claims, the date that is thirty (30) days after a request for payment of such Claim has been filed and served in accordance with section 5.1 hereof and (ii) for all other Claims, the date that is 90 days after the Initial Unsecured Distribution Date.

          1.1.53 Operating Reserve means the reserve to be established and maintained by the Liquidation Agent and into which the Liquidation Agent shall, from time to time, deposit Cash to fund, among other things, the current and anticipated expenses of the Liquidation Agent.

          1.1.54 Oversight Committee means the Committee formed as of the Effective Date pursuant to section 9.5 of the Plan consisting of (i) two holders of Debentures willing to serve who, as of the Effective Date, shall be representatives of two funds managed by RAM, and (ii) one
     Physician/Shareholder Member.

          1.1.55 Paying Agent means the Liquidation Agent or such other Person as the Liquidation Agent may engage to make distributions to holders of Equity Interests under section 7.10 of the Plan.

DEBTORS' MODIFIED FIRST AMENDED JOINT LIQUIDATING
PLAN UNDER CHAPTER 11 - Page A-6

          1.1.56 Person means any individual, partnership, corporation, joint venture, or other legal entity, including any governmental unit.

          1.1.57 Petition Date means February 1, 2000, with respect to PRG and May 25, 2000, with respect to EyeCorp.

          1.1.58 Physician Claims means (i) Claims asserted by physicians or physician practices affiliated with the Debtors against a Debtor or a Debtor's affiliate or subsidiary and (ii) (a) Claims asserted by a Debtor or a Debtor's affiliate or subsidiary against physicians or physician practices affiliated with the Debtors, arising out of, relating to or in connection with an MSA, the execution thereof, or any alleged performance or failure to perform thereunder and (b) any counterclaims or offsets asserted with respect thereto by physicians or physician practices, whether or not a proof of claim with respect thereto has been filed.

          1.1.59 Physicians' Committee means the Official Physicians' Committee appointed in PRG's Bankruptcy Case.

          1.1.60 Physician/Shareholder Member means a member of the Oversight Committee who (i) is a holder of an Equity Interest and (ii) was, but as of the date of appointment is no longer, a physician under an MSA with a PRG Party. As of the Effective Date, the Physician/Shareholder Member shall be Dr. William M. Aden.

          1.1.61 Plan means this Modified First Amended Joint Liquidating Plan Under Chapter 11 of the Bankruptcy Code (including all documents and supplements related hereto) either in its present form or, as the same may be altered, amended, or modified from time to time.

          1.1.62 Plan Documents means all of the documents that aid in effectuating the Plan, substantially in the forms filed with the Bankruptcy Court fifteen (15) days prior to the Confirmation hearing, as the same may be amended or modified, including, but not limited to, the Agency Agreement, the Escrow Agreement and all related documents.

          1.1.63 Plan Expense means an expense or other liability incurred by the Liquidation Agent in performing the Liquidation Agent's duties under the Plan (including but not limited to the Liquidation Agent's fees and expenses after the Effective Date, the fees and expenses after the Effective Date of Professional Persons engaged by the Liquidation Agent, the expenses of Oversight Committee members after the Effective Date, and fees after the Effective Date under 28 U.S.C. (S) 1930) but only to the extent that such liability would have been allowable as an Administrative Expense.

          1.1.64 PRG means Physicians Resource Group, Inc., a Delaware corporation.

          1.1.65 PRG Equity Interest means any "equity security" of PRG, as defined in Section 101(16) of the Bankruptcy Code.

DEBTORS' MODIFIED FIRST AMENDED JOINT LIQUIDATING
PLAN UNDER CHAPTER 11 - Page A-7

          1.1.66 PRG Equity Interest Account means a segregated account to be opened by the Liquidation Agent on the Final Unsecured Distribution Date with respect to holders of Unsecured Claims against PRG, if there is Cash remaining in the PRG Unsecured Claims Distribution Account on such date.

          1.1.67 PRG Party means, with respect to an MSA, PRG and any of its subsidiaries or affiliates which are parties thereto.

          1.1.68 PRG Unsecured Claims Distribution Account means the segregated account established and maintained by the Liquidation Agent for the benefit of holders of Allowed Unsecured Claims against PRG.

          1.1.69 Priority Claim means any Claim to the extent entitled to priority in payment under Sections 507(a)(1)-(9) of the Bankruptcy Code.

          1.1.70 Priority Non-Tax Claim means any claim entitled to priority in payment under Sections 507(a)(3)-(7) and (9) of the Bankruptcy Code and that is not an Administrative Claim or a Priority Tax Claim.

          1.1.71 Priority Tax Claim means any claim entitled to priority in payment under Section 507(a)(8) of the Bankruptcy Code.

          1.1.72 Professional Fee Claim means any Claim by a Professional Person for compensation or reimbursement of expenses under Sections 327, 328, 330, 331, 503(b) or 1103 of the Bankruptcy Code.

          1.1.73 Professional Fee Claim Reserve means, collectively, the reserves to be established and maintained by the Liquidation Agent to pay the Professional Fee Claims against each Debtor that become Allowed after the Effective Date.

          1.1.74 Professional Person means any Person (i) retained or to be compensated by the Debtors pursuant to Sections 327, 328, 330, 331, 503(b) or 1103 of the Bankruptcy Code or (ii) retained and to be compensated by the Liquidation Agent after the Confirmation Date.

          1.1.75 Pro Rata means a number (expressed as a percentage) equal to the proportion that an Allowed Claim in a particular Class bears to the aggregate amount of Allowed Claims in such Class as of the date of determination.

          1.1.76 RAM means Resurgence Asset Management, LLC., on behalf of itself and the funds that it manages.

          1.1.77 Retained Assets means all assets of the Debtors on the Effective Date including, without limitation, all Cash and all Causes of Action.

DEBTORS' MODIFIED FIRST AMENDED JOINT LIQUIDATING
PLAN UNDER CHAPTER 11 - Page A-8

          1.1.78 Schedules means the schedules of assets and liabilities filed by the Debtors with the Bankruptcy Court pursuant to Section 521(1) of the Bankruptcy Code, as amended from time to time.

          1.1.79 Unsecured Claim means all Claims, including Physician Claims, that are not Administrative Claims or Priority Claims.

          1.1.80 Unsecured Claims Distribution Accounts means, collectively, the PRG Unsecured Claims Distribution Account and the EyeCorp Unsecured Claims Distribution Account.

          1.1.81 Voting Deadline means the date set by the Bankruptcy Court by which Ballots for accepting or rejecting the Plan must be received by the Debtors, which is November 27, 2000.

          1.1.82  Voting Record Date shall mean October 13, 2000.

     1.2 Other Terms. The words "herein," "hereof," "hereto", "hereunder," and others of similar inference refer to the Plan as a whole and not to any particular section, subsection, or clauses contained in the Plan unless otherwise specified herein. A term used herein or elsewhere in the Plan that is not defined herein shall have the meaning ascribed to that term, if any, in the Bankruptcy Code or Bankruptcy Rules. The word "including" shall mean including, without limitation. The headings in the Plan are only for convenience of reference and shall not limit or otherwise affect the provisions of the Plan.

     1.3 Exhibits and Schedules. All exhibits and schedules to the Plan are incorporated into and are a part of the Plan as if set forth in full herein.

                                  ARTICLE II

                        GENERAL DESCRIPTION OF THE PLAN
                          AND MEANS OF IMPLEMENTATION

     2.1 Liquidation. Except to the extent that a physician or practice cures prior defaults and agrees to a renewal of its MSA, the Plan contemplates a liquidation of the Debtors. Under the Plan, Allowed Administrative Claims and Allowed Priority Claims will be paid in full, and Allowed Unsecured Claims against each Debtor will be paid their Pro Rata share of each Debtor's Retained Assets until such Claims are paid in full. Holders of Equity Interests will receive distributions only after Allowed Unsecured Claims are paid in full with interest at the maximum rate allowed by law. If such Claims are not paid in full, all Equity Interests in the Debtors will be canceled and extinguished. Such extinguishment and cancellation will not occur, if at all, until the time that the Bankruptcy Cases are closed.

DEBTORS' MODIFIED FIRST AMENDED JOINT LIQUIDATING
PLAN UNDER CHAPTER 11 - Page A-9

     2.2 Funding of the Plan. On the Effective Date of the Plan, the Debtors (through the Liquidation Agent) will place all Cash on hand into the Liquidation Account established for each Debtor and thereafter transfer the Cash to the other Accounts and distribute the same as set forth herein. All additional net proceeds from the liquidation of Retained Assets after the Effective Date shall likewise be placed into the Accounts. These funds will be managed and distributed by the Liquidation Agent who will have additional duties and receive compensation as further set forth in this Plan.

                                  ARTICLE III

                 CLASSIFICATION OF CLAIMS AND EQUITY INTERESTS

     3.1 Introduction. All Claims against and Equity Interests in the Debtors are classified as set forth below. A Claim or Equity Interest is placed in a particular class only to the extent that the Claim or Equity Interest falls within the description of that class, and is classified in other classes to the extent that any portion of the Claim or Equity Interest falls within the description of such other classes. A Claim is also placed in a particular class for the purpose of receiving distributions pursuant to this Plan only to the extent that such Claim is an Allowed Claim in that class and such Claim has not been paid, released, or otherwise settled prior to the Effective Date.

     3.2 Unclassified Claims - Administrative Claims and Priority Tax Claims. Pursuant to Section 1123(a)(1) of the Bankruptcy Code, Administrative Claims and Priority Tax Claims are not classified for purposes of voting or receiving distributions under the Plan. Instead, all such Claims shall be treated separately as unclassified Claims on the terms set forth in Article V of this Plan.

     3.3 Designation of Classes of Claims and Equity Interests. The Claims against and Equity Interests in the Debtors are divided into the following classes:

          Class 1A - Priority Non-Tax Claims Against PRG
          Class 2A - Unsecured Claims Against PRG
          Class 3A - PRG Equity Interests
          Class 1B - Priority Non-Tax Claims Against EyeCorp
          Class 2B - Unsecured Claims Against EyeCorp
          Class 3B - EyeCorp Equity Interests

                                  ARTICLE IV

                   TREATMENT OF CLAIMS AND EQUITY INTERESTS

     4.1 Classes 1A and 1B - Priority Non-Tax Claims. Except to the extent that the holder of an Allowed Priority Non-Tax Claim against any of the Debtors has agreed to a different treatment of such Claim, each such holder shall receive on the Distribution Date, in full satisfaction of such Claim, Cash in an amount equal to the Allowed amount of such Claim. The holders of Claims in

DEBTORS' MODIFIED FIRST AMENDED JOINT LIQUIDATING
PLAN UNDER CHAPTER 11 - Page A-10

Classes 1A and 1B are unimpaired, conclusively presumed to accept the Plan, and are not entitled to vote to accept or reject the Plan.

     4.2 Classes 2A and 2B - Unsecured Claims. Each holder of an Allowed Unsecured Claim shall receive, in full satisfaction of such Claim to the extent of Cash actually distributed, installment payments having an aggregate value equal to such holder's Pro Rata share of the Unsecured Claims Distribution Account applicable to the Debtor against whom the Claim is asserted, subject to the reserve requirements of section 8.2 of the Plan. The first such installment payment shall be made on the Initial Unsecured Distribution Date. Thereafter, interim Pro Rata distributions will be paid to each holder of an Allowed Unsecured Claim from the applicable Unsecured Claims Distribution Account on the twentieth (20/th/) business day following the end of each fiscal quarter if on such date funds in the Liquidation Account available for transfer to the Unsecured Claims Distribution Account, after the funding of adequate reserves in the Operating Reserve, equal or exceed $500,000.00. Such interim distributions shall continue to be made until the Final Unsecured Distribution Date. The holders of Claims in Classes 2A and 2B are impaired and entitled to vote to accept or reject the Plan.

     4.3 Classes 3A - PRG Equity Interests. The holders of PRG Equity Interests shall only be entitled to receive distributions on account of such PRG Equity Interests if the holders of Allowed Unsecured Claims are paid in full. If the holders of Allowed Unsecured Claims are not paid in full, the holders of PRG Equity Interests shall neither receive nor retain any property under the Plan on account of such Equity Interests. The holders of PRG Equity Interests in Class 3A are impaired and entitled to vote to accept or reject the Plan.

     4.4 Class 3B - EyeCorp Equity Interests. As the holder of the EyeCorp Equity Interest, PRG shall only be entitled to receive a distribution on account of its Equity Interest in EyeCorp if the holders of Allowed Unsecured Claims against EyeCorp are paid in full or sufficient reserves have been established for such Claims pursuant to section 8.2 of the Plan. If the holders of Allowed Unsecured Claims against EyeCorp are not paid in full, PRG shall neither receive nor retain any property under the Plan on account of its Equity Interest in EyeCorp. The holder of the EyeCorp Equity Interest in Class 3B is impaired and entitled to vote to accept or reject the Plan.

                                   ARTICLE V

                       TREATMENT OF UNCLASSIFIED CLAIMS

     5.1 Administrative Claims. All Administrative Claims against the Debtors shall be treated as follows:

          5.1.1 Time for Filing. All holders of Administrative Claims, including Professional Persons holding Professional Fee Claims, shall file with the Bankruptcy Court a request for payment of such Claims within sixty
     (60) days after the Confirmation Date. Any such request must be served on the Debtors and their counsel and must, at a minimum, set forth (i) the name of the holder of the Claim; (ii) the amount of the Claim; and (iii) the basis for

DEBTORS' MODIFIED FIRST AMENDED JOINT LIQUIDATING
PLAN UNDER CHAPTER 11 - Page A-11
     the Claim. A failure to file any such request in a timely fashion will result in the Administrative Claim in question being discharged and its holder forever barred from asserting such Claim against the Debtors.

          5.1.2 Allowance. An Administrative Claim for which a request for payment has been properly filed shall become an Allowed Administrative Claim unless an objection is filed by 90 days after the Confirmation Date. If an objection is timely filed, the Administrative Claim in question shall become an Allowed Administrative Claim only to the extent so allowed by Final Order of the Bankruptcy Court.

          5.1.3 Payment. Except to the extent that a holder of an Allowed Administrative Claim has agreed to a different treatment of such Claim, each holder of an Allowed Administrative Claim shall receive on the Distribution Date, in full satisfaction of such Claim, Cash in an amount equal to the Allowed amount of such Claim.

          5.14 Priority Tax Claims. Except to the extent that a holder of an Allowed Priority Tax Claim has agreed to a different treatment of such Claim, each holder of an Allowed Priority Tax Claim shall receive on the Distribution Date, in full satisfaction of such Claim, Cash in an amount equal to the Allowed amount of such Claim.

     5.2 Administrative Claims Reserves. On the Effective Date, or as soon thereafter as practicable, the Liquidation Agent shall establish the Administrative Claims Reserves and shall transfer the EyeCorp Proceeds into the Administrative Claims Reserve established for EyeCorp. The Administrative Claims Reserve with respect to each Debtor shall be an amount equal to (i) the aggregate face amount of all Disputed Administrative Claims (other than Professional Fee Claims) and Disputed Priority Claims against each Debtor plus
(ii) the Estimated Amount of all Disputed Administrative Claims and Disputed Priority Claims against each Debtor that do not have a stated face amount. The Liquidation Agent shall make disbursements from the Administrative Claims Reserves to the holders of Disputed Administrative Claims (other than Disputed Professional Fee Claims) as such Claims become Allowed, in accordance with this Plan. To the extent that funds remain in the Administrative Claims Reserves after resolution and/or payment of all timely asserted Administrative Claims and Priority Claims, said funds shall be released from each Debtor's Administrative Claims Reserve and transferred to the applicable Debtor's Unsecured Claims Distribution Account and shall thereafter be distributed in accordance with the terms of the Plan.

     5.3 Professional Fee Claim Reserve. On the Effective Date, or as soon as practicable thereafter, the Liquidation Agent shall establish the Professional Fee Claim Reserve. The Professional Fee Claim Reserve will be in an amount that the Liquidation Agent determines from time to time, in his good faith and reasonable judgment, is necessary to pay, or to make a reserve for payment of, Professional Fee Claims that are reasonably anticipated to be payable after the Effective Date. The Liquidation Agent shall from time to time make disbursements from the Professional Fee Claim Reserve to each Professional in accordance with this Plan. To the extent that funds remain in the Professional Fee Claim Reserve after determination and payment of all Allowed Professional Fee Claims, said funds shall be released from the Professional Fee Claim Reserve and transferred

DEBTORS' MODIFIED FIRST AMENDED JOINT LIQUIDATING
PLAN UNDER CHAPTER 11 - Page A-12
to the Unsecured Claims Distribution Accounts and shall thereafter be distributed in accordance with the terms of the Plan.

                                  ARTICLE VI

                      ACCEPTANCE OR REJECTION OF THE PLAN

     6.1 Voting Classes. Each holder of an Allowed Claim in Classes 2A, 2B, 3A and 3B shall be entitled to vote to accept or reject the Plan, unless otherwise ordered by the Bankruptcy Court.

     6.2 Class Acceptance Requirement. A class of Claims shall have accepted the Plan if it is accepted by at least two-thirds (2/3) in amount and more than one-half (1/2) in number of the Allowed Claims in such class that have voted on the Plan. A Class of Equity Interests shall have accepted the Plan if it is accepted by at least two-thirds (2/3) in amount of the Allowed Equity Interests in such class that have voted on the Plan. A holder of a Claim who submits a Notice of Buyout Election under section 8.8 of the Plan prior to 12:01 a.m. on December 1, 2000 but fails to return a Ballot prior to the Voting Deadline will be deemed to have accepted the Plan and consented to the release contained in section 12.4 hereof.

     6.3 Confirmability of the Plan. The confirmation requirements of Section 1129 of the Bankruptcy Code must be satisfied separately with respect to each of the Debtors, and the Plan may be confirmed as to either one of the Debtors even if the confirmation standards are not met as to the other Debtor.

     6.4 Nonconsensual Confirmation. In the event that any class of Claims or Equity Interests shall fail to accept the Plan, the Debtors intend to request that the Bankruptcy Court confirm the Plan over any such rejection in accordance with Section 1129(b) of the Bankruptcy Code.

                                  ARTICLE VII

                                 DISTRIBUTION

     7.1 Distribution Agent. Distributions under the Plan to the holders of Allowed Claims shall be made by the Liquidation Agent or its designee as set forth in the Plan.

     7.2 Date and Delivery of Distribution; Calculation. Distributions under the Plan shall be made to the holders of Allowed Claims at the addresses set forth on the Debtors' Schedules, unless such addresses are superseded by proofs of claim or transfers of claims filed pursuant to Bankruptcy Rule 3001 on or before the Voting Record Date (or at the last known addresses of such holders if the Liquidation Agent has been notified in writing of a change of address). For purposes of calculating the Pro Rata or any other distribution to be made under this Plan to the holders of Allowed Claims, the amount of the total Allowed Claims shall be computed as if all Disputed Claims

DEBTORS' MODIFIED FIRST AMENDED JOINT LIQUIDATING
PLAN UNDER CHAPTER 11 - Page A-13
still outstanding on the date of any such distribution were Allowed in the full Estimated Amount thereof.

     7.3 Transfers to the Unsecured Claims Distribution Account. On the Effective Date, or as soon as practicable thereafter, the Liquidation Agent shall transfer to the Unsecured Claims Distribution Accounts for the benefit of holders of Allowed Unsecured Claims, all Cash on hand exceeding the amounts placed by the Liquidation Agent into the Administrative Claims Reserves, the Operating Reserve and the Professional Fee Claim Reserve. As soon as practicable following (i) the full resolution and/or satisfaction, including the expiration of time set forth in section 7.6 of this Plan, of all Administrative Claims, Priority Claims, and Professional Fee Claims and (ii) the funding of adequate reserves in the Operating Reserve, the Liquidation Agent shall transfer to the Unsecured Claims Distribution Accounts for the benefit of holders of Allowed Unsecured Claims all Cash in the Professional Fee Claim Reserve and the Administrative Claim Reserves, and such Accounts shall be closed.

     7.4 Distributions to Holders of Allowed Unsecured Claims. On the Initial Unsecured Distribution Date, the Liquidation Agent shall make a distribution from the Unsecured Claims Distribution Accounts to each holder of an Allowed Unsecured Claim pursuant to section 4.2 of this Plan. Interim distributions to holders of Allowed Unsecured Claims will be made as provided in section 4.2 of this Plan.

     7.5 Final Unsecured Distribution Date; Establishment of Equity Interest Account.

               (A) Following the earlier to occur of (i) the accumulation of Cash in the Unsecured Claims Distribution Accounts sufficient (in the sole discretion of the Liquidation Agent) to pay (a) all Allowed Unsecured Claims against each Debtor in full with interest at the maximum rate allowed by law, (b) the estimated costs and expenses of the Final Distribution and (c) the estimate of the maximum amount of Plan Expenses to be incurred in the future plus Plan Expenses incurred but not yet paid, including the costs of obtaining a Final Order closing the Bankruptcy Cases pursuant to section 9.1.9 of this Plan and (ii) the last to occur of (a) the Accounts Closing Date, (b) resolution of all outstanding objections to Disputed Claims and (c) the liquidation of all Retained Assets (the "Final Unsecured Distribution Date"), the Liquidation Agent shall distribute the lesser of (x) an amount of Cash sufficient to pay the Allowed Unsecured Claims against each Debtor in full and (y) all Cash in the Unsecured Claims Distribution Accounts not previously distributed to holders of Allowed Unsecured Claims as provided in this Plan, less (a) estimated costs and expenses of such Final Distribution and (b) estimated costs of obtaining a Final Order closing the Bankruptcy Cases pursuant to section 9.1.9 of this Plan. Upon motion of the Liquidation Agent, the Bankruptcy Court may approve a Final Distribution from the Unsecured Claims Distribution Accounts at such other time or in such other manner as the Bankruptcy Court deems appropriate.

DEBTORS' MODIFIED FIRST AMENDED JOINT LIQUIDATING
PLAN UNDER CHAPTER 11 - Page A-14

               (B) Upon the Final Unsecured Distribution Date with respect to holders of Unsecured Claims against EyeCorp, all Cash remaining in the EyeCorp Unsecured Claims Distribution Account shall be (i) paid to PRG in respect of its Equity Interest in EyeCorp, and (ii) deposited into the PRG Unsecured Claims Distribution Account for distribution to holders of Allowed Claims against PRG in accordance with the terms of this Plan.

               (C) Upon the Final Unsecured Distribution Date with respect to holders of Unsecured Claims against PRG, all Cash remaining in the PRG Unsecured Claims Distribution Account, if any, shall be transferred by the Liquidation Agent to the PRG Equity Interest Account to be distributed as provided in section 7.10 of this Plan.

     7.6 Time Bar to Payments and Distribution of Unclaimed Property. Checks issued by the Liquidation Agent in respect of Allowed Claims shall be null and void if not negotiated within ninety (90) days after the date of issuance thereof. Requests for reissuance of any check prior to expiration of the ninety
(90) day period shall be made directly to the Liquidation Agent by the holder of the Allowed Claim with respect to which such check was originally issued. On the ninety-first (91/st/) day after the issuance of any check that has become void pursuant to this section of the Plan, the Cash held by the Liquidation Agent in respect of such check shall be transferred to the Unsecured Claims Distribution Account attributable to the Debtor in question, and all Claims in respect of such void check shall be forever barred. All right, title and interest in any unclaimed Cash represented by checks declared void under this section of the Plan or returned by the U.S. Postal Service as undeliverable shall vest in the Unsecured Claims Distribution Account for the applicable Debtor, and such unclaimed Cash shall thereafter be distributed in accordance with the terms of the Plan.

     7.7 Payments in Complete Satisfaction. Upon the Final Distribution the payments, distributions and other treatments provided in respect to each Allowed Claim under this Plan shall constitute complete satisfaction, discharge and release of all such Allowed Claims.

     7.8 Incentive Bonus for Liquidation Agent. To incentivize the Liquidation Agent to further maximize the value of the estate and distributions to creditors, the Liquidation Agent shall receive a bonus (which he may, in his sole discretion, share among those employees assisting him in the liquidation) equal to ten percent (10%) of the amount of each distribution to the holder of the Indenture Trustee's Claim in excess of the sum of (i) $105,481,023.29, and
(ii) the amount of all interest actually earned by PRG from the Petition Date through the Initial Unsecured Distribution Date, or any Interim Distribution Date under section 4.2 of the Plan. The Liquidation Agent shall be entitled to additional bonuses on Cash distributions made to the holder of the Indenture Trustee's Claim by the following dates:

DEBTORS' MODIFIED FIRST AMENDED JOINT LIQUIDATING
PLAN UNDER CHAPTER 11 - Page A-15

                                                       Bonus as
          Distribution Date              Percentage of Amount Distributed
          -----------------              --------------------------------

          December 22, 2000                        1%
          February 15, 2001                        0.5%
          April 1, 2001                            0.25%

Such bonuses shall be payable from the Operating Reserve; provided, however, that if there are insufficient funds in the Operating Reserve the shortfall shall be payable from and deducted from the distributions otherwise payable to the holders of Allowed Unsecured Claims.

     7.9 Allowance and Payment of Debenture Claims. Notwithstanding anything to the contrary contained in the Plan:

               (A) As of the Effective Date, the Indenture Trustee's Claim shall be Allowed as a Class 2A Claim in the amount of $134,543,766.28.

               (B) All distributions under the Plan on account of Debentures shall be made by the Indenture Trustee, who shall have sole responsibility for distributing such Cash to holders of Debentures and for calculating the amount of Cash to be distributed to such holders out of the Cash distributed to the Indenture Trustee by the Liquidation Agent. The Debtors shall pay the fees of the Indenture Trustee incurred in making such distributions.

               (C) Sections 7.6 and 7.7 of the Plan shall apply to distributions by the Indenture Trustee to holders of Debentures, except that (i) the Indenture Trustee shall have no further obligation to, and shall not, make any distributions on account of any Debenture as to which a distribution was undeliverable or time barred, and (ii) the Debentures of the Indenture Trustee shall be reduced by a fraction the numerator of which is the face amount of Debentures as to which a distribution was undeliverable or uncashed and the denominator of which is $125,000,000. All funds held by the Indenture Trustee that are unclaimed after ninety (90) days of issuance by the Indenture Trustee pursuant to section 7.6 of the Plan shall be turned over to the Liquidation Agent within ten (10) Business Days thereafter. Promptly upon request of the Liquidation Agent, the Indenture Trustee shall supply the Liquidation Agent with an accounting of the Indenture Trustee's disposition of all distributions made by the Liquidation Agent to the Indenture Trustee on account of the Indenture Trustee's Claim.

               (D) As of the Effective Date all Claims of holders of Debentures other than the Indenture Trustee's Claim shall be disallowed.

DEBTORS' MODIFIED FIRST AMENDED JOINT LIQUIDATING
PLAN UNDER CHAPTER 11 - Page A-16

     7.10 Distribution to Holders of PRG Equity Interests.

               (A) In the event that a PRG Equity Interest Account is established pursuant to section 7.5(C) of the Plan, the Liquidation Agent shall, if a Paying Agent has been engaged, make a single distribution to the Paying Agent of all Cash in the PRG Equity Interest Account on a date that is no later than twenty (20) Business Days following entry of a Final Order closing the Bankruptcy Cases. If no Paying Agent has been engaged by the Liquidation Agent, the Liquidation Agent shall perform the functions of the Paying Agent set forth in this section 7.10.

               (B) All distributions under the Plan on account of PRG Equity Interests shall be made by the Paying Agent, who shall have sole responsibility for distributing such Cash to holders of PRG Equity Interests and for calculating the amount of Cash to be distributed to such holders out of the Cash distributed to the Paying Agent by the Liquidation Agent. Thirty (30) days after the Effective Date all Equity Interests shall be canceled and represent only a right to receive payment, if any, under this Plan.

               (C) Only those PRG Equity Interest holders of record as of the close of business on the Voting Record Date shall be entitled to receive distributions under the Plan, and the Paying Agent shall have no obligation to recognize any transfer of any PRG Equity Interest occurring after the close of business on the Voting Record Date, or make any distributions under the Plan on account thereof.

     7.11 Distribution to Holders of EyeCorp Equity Interest. Upon resolution of all Claims filed against EyeCorp or adequate reserves established therefor, EyeCorp shall declare a dividend to its sole shareholder, PRG, with respect to its EyeCorp Equity Interest, which dividend shall be deposited into the PRG Unsecured Claims Distribution Account and distributed in accordance with the terms of this Plan.


                                  ARTICLE VII

                  RESOLUTION AND TREATMENT OF DISPUTED CLAIMS

     8.1 Objection Deadline. Except to the extent already reviewed by the Debtors, the Liquidation Agent shall review all proofs of claim on file with the Bankruptcy Court before the Initial Unsecured Distribution Date. Any Claim that arose before the applicable Petition Date and that is the subject of a proof of claim filed on or before the applicable Bar Date shall be Allowed in full unless an objection to such Claim is filed on or before the Objection Deadline. The Liquidation Agent shall have the power to take such actions with respect to the resolution of Claims as the Liquidation Agent, in its sole discretion, deems necessary or desirable, including but not limited to filing objections to Claims or pursuing objections to Claims filed by the Debtors.

DEBTORS' MODIFIED FIRST AMENDED JOINT LIQUIDATING
PLAN UNDER CHAPTER 11 - Page A-17

     8.2 Reserves for Disputed Claims. The Liquidation Agent shall maintain a reserve within the Liquidation Account, or a separate account, at the sole option of the Liquidation Agent, in trust for the payment of any Disputed, or yet-to-be-allowed, Administrative Claims and Priority Claims (the Administrative Claims Reserve) until such time as such Claims become Allowed Claims, or disallowed by Final Order of the Bankruptcy Court. The Liquidation Agent shall maintain a reserve within the Unsecured Claims Distribution Accounts in trust for the payment of any Disputed, or yet-to-be-allowed, Unsecured Claims, until such time as such Disputed Claims become Allowed Claims, or disallowed by Final Order of the Bankruptcy Court. Each holder of a Physician Claim shall be deemed to have agreed that the amount of reserve for such holder's Claim shall be equal to (i)100% of the fees paid by such holder under its MSA, less (ii) the aggregate amount of all Cash paid to such holder by a PRG Party at the date such holder's practice became affiliated with or was acquired by a PRG Party unless, on or before the Voting Deadline, the holder of such Physician Claim provides the Debtors with notice to the contrary, in which case the reserve with respect to such Claim shall be determined by the Bankruptcy Court at the Confirmation Hearing, without prejudice to the underlying Claim.

     8.3 Allowance of Disputed Claims. Notwithstanding any other provision of the Plan specifying a date or time for the payment or distribution of Cash hereunder, payments and distributions with respect to any Disputed Claim shall not be made unless and until such Claim or portion thereof becomes an Allowed Claim. To the extent that all or a portion of a Disputed Claim is disallowed, the holder of such Claim shall not receive any distribution on account of the portion of such Claim that is disallowed. Distributions shall be made with respect to any Disputed Claim or portion thereof which becomes an Allowed Claim within thirty (30) days after the date upon which the Disputed Claim becomes an Allowed Claim. The amount of such distribution shall, on a Pro Rata basis, be equal to the total distributions prior to the date of such allowance on other Allowed Claims in the same Class.

     8.4 Allowance and Payment of Physician Claims. Physician Claims shall be determined and Allowed in accordance with the Claims Resolution Procedure. No distributions shall be made on account of a Disputed Physician Claim until such Claim becomes Allowed.

     8.5 Compromising Claims. Pursuant to Bankruptcy Rule 9019(b) and this Plan, the Liquidation Agent is authorized to approve, without further order of the Bankruptcy Court, compromises of Disputed Claims or any other claim or action against the Debtors or their subsidiaries in accordance with the following conditions:

               (A) The Liquidation Agent shall be authorized and empowered to settle a Claim and execute necessary documents, including a stipulation of settlement or release, without notice to any party if the Allowed amount of such Claim will be less than $75,000.

               (B) If the Allowed amount of a Claim is to be greater than $75,000, the Liquidation Agent shall be authorized and empowered to settle such Claim and

DEBTORS' MODIFIED FIRST AMENDED JOINT LIQUIDATING
PLAN UNDER CHAPTER 11 - Page A-18
          execute necessary documents, including a stipulation of settlement or a release, only upon approval of such settlement by the Oversight Committee.

     8.6 Late-Filed Claims and Amendments. Any Claim for which a proof of claim is filed after the applicable Bar Date shall be deemed disallowed. A proof of claim that has not been timely filed shall be of no force or effect whatsoever, either for purposes of the computation of the aggregate amount of Claims or for purposes of any distribution made by the Liquidation Agent nor shall any action (including giving notice to the Debtors or otherwise making an "informal" proof of claim) serve for purposes of the Plan and distributions required of the Liquidation Agent as a substitute for timely filing a proof of claim. The holder of a Claim that is disallowed pursuant to this section 8.6 shall not receive any distribution on account of such Claim and the Liquidation Agent shall not need to take any affirmative action for such Claim to be deemed disallowed. No Order allowing or disallowing a Claim may be reconsidered, pursuant to Section 502 of the Bankruptcy Code or otherwise, so as to increase the Allowed Amount thereof after entry of the Confirmation Order.

     8.7 Unknown Claims. Notwithstanding anything to the contrary contained in the Plan, if a proof of claim is properly and timely filed with the Bankruptcy Court, but the proof of claim is not correctly maintained in the Bankruptcy Court's records or otherwise does not come to the Liquidation Agent's attention in reviewing or making payment on account of Claims, or if the Bankruptcy Court for any reason determines the Bar Date to be inapplicable to a particular Claim filed or asserted thereafter, payment thereon shall be made as required by the Plan only to the extent possible without (a) impairing payment of obligations reserved for in the Priority Claims Reserve or (b) requiring disgorgement of any payment previously made by the Liquidation Agent or the Debtors.

     8.8  Settlement of Physician Claims and MSA Related Issues.

          8.8.1 Settlement - In General. As a settlement of Physician Claims, the non-PRG Parties to any MSA may elect to terminate their contractual relationship with the PRG Parties to the MSA, repurchase their practice assets and enter into mutual releases with the Debtors with respect to all claims by and among the parties. To take advantage of this settlement, the non-PRG Parties to an MSA must satisfy the conditions set forth in section 8.8.6 below, including, but not limited to, delivering to the Debtors, prior to March 1, 2001, (i) a Notice of Buyout Election and (ii) Cash or a Buyout Note (defined below) in an amount calculated in accordance with the Discount Formula (defined below). All undisputed sums calculated by the Debtors under the Discount Formula relating to any such settlement must be tendered to the Debtors on or before March 1, 2001. If the full amount of the undisputed sums are not tendered to the Debtors in accordance with this section of the Plan on or before March 1, 2001, and such delay is not due to or caused by any action or inaction of the Debtors, then the Notice of Buyout Election shall expire and be deemed ineffective, any express or implied release under this Plan shall be rescinded, the Discount Formula will be inapplicable, and the non-PRG Parties will be required to have their Claims determined in accordance with the Claims Resolution Procedure. Non-PRG Parties to any EyeCorp MSA may make the

DEBTORS' MODIFIED FIRST AMENDED JOINT LIQUIDATING
PLAN UNDER CHAPTER 11 - Page A-19
     election provided under this section of the Plan whether or not the Plan is confirmed as to EyeCorp.

          8.8.2     Discount Formula.

                    (A) The Discount Formula for the holders of Physician Claims who are eye care practices (and their related physicians) under an MSA shall be equal to (i) 60% of the purchase price calculated under the Buyout Formula; (ii) 87.5% of (a) unpaid management fees accrued under the MSA through December 31, 1998 and of the unpaid amounts owed to a PRG Party by the non-PRG Party, including any unreimbursed expenses, accounts receivable and promissory notes; and
          (b) if the MSA covers an ASC, all ASC fees accrued and unpaid through December 31, 1998.

                    (B) With respect to ASCs (i) if the ASC MSA interest of a PRG Party is 35% or less, the buyout amount shall be equal to 2.85 times the percentage of PRG's ASC interest times the EBITDA for such ASC in 1999 on an accrual basis; and (ii) if the ASC MSA interest of a PRG Party is 36% or greater, the buyout amount shall be equal to 4.00 times the percentage of PRG's ASC interest times the EBITDA for such ASC in 1999 on an accrual basis.

          8.8.3 Additional Discount. The holders of Physician Claims may opt for and receive an additional discount off the amounts determined under the Discount Formula. To receive this additional discount, the holder of a Physician Claim must (i) return a Notice of Buyout Election prior to 12:01 a.m. on December 1, 2000 and (ii) tender all undisputed sums calculated by the Debtors under the Discount Formula, in Cash, on or before December 15, 2000. The holder of a Physician Claim who elects the additional discount but fails to tender all undisputed sums to the Debtors as required under
     Section 8.8.5 of this Plan shall not be entitled to the additional discount. The additional discount off the Discount Formula is as follows:
     (x) the component of the Discount Formula set forth in subsection 8.8.2(A)(i) above shall become 54%, (y) the component of the Discount Formula set forth in subsection 8.8.2(A)(ii) above shall become 82.5%, and
     (z) with respect to amounts calculated under subsection 8.8.2(B) above, there shall be a 6% discount. The Liquidation Agent may extend the December 15, 2000 deadline, in his sole discretion, for up to two weeks.

          8.8.4 Amounts Owing by a PRG Party. To the extent it may ultimately be determined that amounts are owed by a PRG Party to a non-PRG Party, said amounts will be discounted in the manner set forth in subsections 8.8.2(A)(ii) or 8.8.3(y) hereof, as applicable, and then offset against the amounts owing by a non-PRG Party.

          8.8.5     Disputed Amounts/Arbitration.

                    (A) If the Debtors and a non-PRG Party cannot agree on the amount the non-PRG Party is to pay to the Debtors under subsection 8.8.2(A)(ii), the non-PRG Party shall tender to the Debtors no later than March 1, 2001 (or, for the additional

DEBTORS' MODIFIED FIRST AMENDED JOINT LIQUIDATING
PLAN UNDER CHAPTER 11-Page A-20
          discounts, no later than December 15, 2000), (i) 100% of the amount determined by the Debtors under subsection 8.8.2(A)(i) and (B) above and (ii) at least 80% of all other sums determined by the Debtors to be owing to a PRG Party under subsections 8.8.2(A)(ii) above. One-half of the amounts disputed under subsection 8.8.2(A)(ii) above shall be tendered to the Escrow Agent. The amounts tendered to Debtors and the Escrow Agent must be in Cash in order to receive the additional discounts under subsection 8.8.3.

                    (B) The PRG Parties and the non-PRG Parties shall then proceed to binding arbitration in Dallas, Texas, regarding the amounts disputed. The arbitration will be conducted by a single arbitrator governed by the Commercial Rules of the American Arbitration Association as amended through September 1, 2000, but not including the Expedited Procedures or Optional Procedures for Large, Complex Commercial Disputes. The parties shall use their best efforts to agree upon the identity of the arbitrator. If the parties are unable to agree upon an arbitrator within ten (10) days after the tender of funds to the Escrow Agent, then within three (3) days thereafter, each side shall designate a single arbitrator-selector. The two arbitrator selectors shall select a single arbitrator to conduct the arbitration. If the arbitrator selectors fail to select an arbitrator within ten
          (10) days of being designated, then, upon motion of either party, the arbitrator will be appointed by the Bankruptcy Court. Each party shall pay one-half of the cost of arbitration, and the arbitrator shall have the discretion to award legal fees and costs, as appropriate. The prevailing party shall be entitled to receive any interest earned on the amount of the Discount Formula placed into escrow. Within 10 Business Days after a certified and/or official copy of a final judgment with respect to the arbitration is delivered to the Escrow Agent (which delivery shall be effected as soon as is reasonably practicable), any additional amounts required to be paid by a non-PRG Party or any refund required to be paid by the PRG Parties shall be tendered.

          8.8.6 Conditions. As a condition to participating in the discount program described in this Section 8.8 of the Plan, the holder of a Physician Claim who has filed a proof of claim in the Bankruptcy Cases must
     (i) vote in favor of confirmation of the Plan, (ii) consent to the release contained in Section 12.4 of the Plan and (iii) submit their Notice of Buyout Election to the Debtors, along with the undisputed amount calculated by the Debtors under the Discount Formula in the form of Cash or a Buyout Note prior to March 1, 2001 (or all Cash by December 15, 2000 for the additional discount). The holders of Physician Claims who did not file a proof of claim must submit their Notice of Buyout Election to the Debtors, along with the undisputed amount calculated by the Debtors under the Discount Formula in the form of Cash or a Buyout Note prior to March 1, 2001 (or all Cash by December 15, 2000 for the additional discount). If a Notice of Buyout Election and the undisputed amount calculated by the Debtors under the Discount Formula are not submitted to the Debtors before March 1, 2001, the holder of the Physician Claim in question will have such Claim determined in accordance with the Claims Resolution Procedure, to the extent applicable. If the holder of a Physician Claim who filed a proof of claim submits a Notice of Buyout

DEBTORS' MODIFIED FIRST AMENDED JOINT LIQUIDATING
PLAN UNDER CHAPTER 11-Page A-21

     Election on or prior to 12:01 a.m., on December 1, 2000, but fails to return a Ballot to the Debtors prior to the Voting Deadline, said holder will be deemed to have voted to accept the Plan and to have consented to the release contained in Section 12.4 hereof. A Notice of Buyout Election submitted by the holder of a Physician Claim who filed a proof of claim who votes to reject the Plan will be deemed invalid and of no force or effect.

          8.8.7 Buyout Note/Escrow Agent. For purposes of this section, Buyout Note shall mean a promissory note issued by the non-PRG Parties to the applicable MSA made payable to the order of the Debtors, which shall
     (i) bear interest at the rate of 15% per annum; (ii) be secured by all the assets of the related practice; (iii) have a maturity of six months or less; (iv) be amortized over a three year period; and (v) be personally guaranteed by each individual owner-physician in the related practice who is or was a party to the MSA and/or the individual physicians who are parties to the transaction. For purposes of this section, Escrow Agent shall mean Andrews & Kurth L.L.P., in its capacity as such.

                                  ARTICLE IX

                            IMPLEMENTATION OF PLAN

     9.1  Liquidation Agent.

          9.1.1 Appointment. On the Confirmation Date, the Liquidation Agent shall take office under this Plan. Successor Liquidation Agent(s) shall be appointed as set forth below.

          9.1.2 Term. Unless the Liquidation Agent resigns or dies earlier, the Liquidation Agent's term shall expire on the dissolution of the Debtors as provided in section 9.8 of the Plan, unless the Liquidation Agent and the Oversight Committee agree otherwise.

          9.1.3 Removal of Liquidation Agent. Upon application to the Bankruptcy Court, the Oversight Committee may seek to have the Liquidation Agent removed "for cause," which shall mean that the Liquidation Agent has
     (i) been grossly negligent; (ii) willfully disregarded his duties and responsibilities; or (iii) otherwise engaged in willful misconduct.

          9.1.4 Successor Liquidation Agent(s). Upon the Liquidation Agent's death, incompetency, removal or resignation, the Oversight Committee shall have the exclusive right to appoint a Successor Liquidation Agent, subject to Bankruptcy Court approval after notice and a hearing, unless the Oversight Committee ceases to exist pursuant to section 9.5.1 of this Plan, in which case the Bankruptcy Court shall appoint the Liquidation Agent's successor.

          9.1.5 Powers and Duties. The Liquidation Agent shall function as a liquidating trustee, acting for the benefit of all creditors of the Debtors, and shall have the rights and powers set forth in the Agency Agreement including, but not limited to, the powers of a debtor in possession under Sections 1107 and 1108 of the Bankruptcy Code including, but

DEBTORS' MODIFIED FIRST AMENDED JOINT LIQUIDATING
PLAN UNDER CHAPTER 11-Page A-22
     not limited to, the power to engage in business until all of the Debtors' assets have been disposed of, the duty to assess the merits of Claims and object to those Claims that the Liquidation Agent determines to be, in whole or in part, without merit, to prosecute such objections and defend Claims and counterclaims asserted in connection therewith, to prosecute Causes of Action, to liquidate estate assets, to act as president and sole director for subsidiaries of PRG, declare dividends from and take all other necessary action with respect thereto, and to make distributions in accordance with this Plan and such other rights, powers and duties incident to carrying out the provisions of the Plan.

          9.1.6 Fees and Expenses. From the Effective Date until August 1, 2001, the Liquidation Agent shall receive the compensation provided for in his employment agreement with PRG, as approved by the Bankruptcy Court on February 14, 2000 (the "Employment Agreement"), plus the Liquidation Agent's out-of-pocket costs and expenses. From August 2, 2001 until February 1, 2002, the Liquidation Agent shall receive compensation which at an annualized rate is equal to the Liquidation Agent's annualized compensation (including bonuses and benefits) under the Employment Agreement. Beginning on February 1, 2002, the Oversight Committee may either elect to pay the Liquidation Agent the annualized compensation provided for under the Employment Agreement or an hourly rate of $400 plus benefits. The payment of fees and expenses to the Liquidation Agent will not require notice to any party, or an order of the Bankruptcy Court approving such payments. Notwithstanding anything set forth in this section
     9.1.6 to the contrary, to the extent Michael W. Yeary ceases to be the Liquidation Agent on or prior to February 1, 2002, any successor Liquidation Agent's compensation shall be determined in accordance with the Agency Agreement. All amounts payable under this section 9.1.6 shall be in addition to, and not in lieu of, any amounts payable to the Liquidation Agent under section 7.8.

          9.1.7 Retention of Professionals. Upon the Effective Date, and without further order, the Liquidation Agent may, without the necessity of an order of the Bankruptcy Court, engage such professionals and experts as may be deemed necessary and appropriate by the Liquidation Agent in its sole discretion to assist the Liquidation Agent with carrying out the provisions of the Plan. Each such professional shall be entitled to receive reasonable compensation for services at such professional's customary hourly rates in effect when such services are rendered, and reimbursement of customary actual and necessary expenses.

          9.1.8 Compensation Procedure. For services performed from and after the Effective Date, the Liquidation Agent and Professional Persons engaged by the Liquidation Agent shall receive compensation and reimbursement of expenses, and other Oversight Committee members shall receive reimbursement of expenses, by serving invoices therefor on the United States Trustee, counsel to the Liquidation Agent and the members of the Oversight Committee. If the United States Trustee, the Liquidation Agent or the Oversight Committee objects, by sending a written objection to the other two parties so as to be received within ten (10) Business Days of the date when served, the dispute shall be resolved by the Bankruptcy Court if the parties cannot reach an agreement with respect thereto. Otherwise, the invoice shall promptly be paid by the Liquidation Agent. If an objection to

DEBTORS' MODIFIED FIRST AMENDED JOINT LIQUIDATING
PLAN UNDER CHAPTER 11-Page A-23
     an invoice is served and received, only the undisputed amount of the invoice shall be paid until the objection is resolved by agreement of the parties or by a Final Order of the Bankruptcy Court, at which time any further amount agreed to or allowed by such Final Order shall be paid. Expert witnesses retained in connection with the liquidation of Physician Claims shall not be subject to the foregoing requirements and may be paid by the Liquidation Agent in the ordinary course.

          9.1.9 Duration of Existence. The Liquidation Agent under this Plan shall continue to exist until entry of a Final Order by the Bankruptcy Court closing the Bankruptcy Cases pursuant to Section 350(a) of the Bankruptcy Code. As soon as practicable after the Final Distribution is made, the Liquidation Agent shall seek entry of a Final Order closing the Bankruptcy Cases pursuant to Section 350 of the Bankruptcy Code.

     9.2 Vesting of Assets. On the Effective Date, the Retained Assets shall vest in the Debtors, or as further set forth in the Plan. All such property shall thereafter be administered, liquidated (by sale, collection, recovery or other disposition), and distributed in accordance with this Plan. After the Effective Date, all of the Debtors' assets shall be managed under the direction of the Liquidation Agent.

     9.3 Retention of Key Employees. On and after the Effective Date, the Key Employees shall continue to be employees of the Debtors until the expiration of the terms of their respective employment agreements with PRG, as approved by the Bankruptcy Court on February 14, 2000, as the same may be extended from time to time by the Liquidation Agent in his sole discretion. The Key Employees shall assist the Liquidation Agent in (i) liquidating the Retained Assets and otherwise executing his duties under the Plan and the Agency Agreement; and (ii) winding up the Debtors' estates. The Key Employees shall receive the compensation set forth in their respective employment agreements with PRG, as approved by the Bankruptcy Court on February 14, 2000, which shall be an operating expense and be paid from the Operating Reserve.

     9.4 No Liability. The Liquidation Agent shall serve without bond. The Liquidation Agent and the Key Employees shall not incur any liability for any act or omission so long as the Liquidation Agent and the Key Employees perform their duties in good faith. Neither the Liquidation Agent nor the Key Employees shall be liable for any action taken or omitted to be taken in good faith and believed by them to be authorized and within the discretion or rights or powers conferred upon them by the Plan. The Liquidation Agent and the Key Employees shall be indemnified by the Debtors' bankruptcy estates for any claims or causes of action arising from or relating to the good faith exercise of their duties, except for gross negligence or willful misconduct. In performing its duties hereunder, the Liquidation Agent may consult with counsel and shall have no liability for any action taken upon the advice of such counsel. None of the provisions of this Plan shall require the Liquidation Agent or the Key Employees to expend or risk their individual funds or otherwise incur personal financial liability in the performance of any of their duties hereunder or in the exercise of any of their rights and powers. The Liquidation Agent may rely without inquiry upon any writing delivered to him hereunder which is believed in good faith to be genuine and to have been given by a proper person.

DEBTORS' MODIFIED FIRST AMENDED JOINT LIQUIDATING
PLAN UNDER CHAPTER 11-Page A-24

     9.5  Oversight Committee.

          9.5.1 Function and Duration. From and after the Effective Date, the Oversight Committee shall (i) be responsible for (a) supervising the Liquidation Agent with respect to certain of its responsibilities under the Plan as described herein, (b) reviewing the prosecution of Causes of Action, if any, including proposed settlements thereof, (c) reviewing objections to and proposed settlements of Disputed Claims, (d) appointing successor Liquidation Agent(s), if necessary, and (e) performing such other duties that may be necessary and proper to assist the Liquidation Agent in effectuating the provisions of the Plan; (ii) have authority to file, prosecute and settle objections to any Claims in the event that the Liquidation Agent refuses to object to any such Claims; and (iii) remain in existence until such time as (a) the Final Distribution under the Plan has been made by the Liquidation Agent or (b) all seats on the Oversight Committee become vacant, as set forth in section 9.5.3 of this Plan.

          9.5.2 Compensation and Expenses. The members of the Oversight Committee shall serve without compensation for their performance of services as members of the Oversight Committee, except that they shall be entitled to reimbursement of reasonable expenses by the Liquidation Agent from the Unsecured Claims Distribution Account or the Operating Reserve including, without limitation, the expense of independent counsel to the Oversight Committee.

          9.5.3  Resignation/Termination/Successor Members.

                 (A) Resignation of Debenture Holders. Upon the payment in full of the Indenture Trustee's Claim under the Plan, the two holders of Debentures serving on the Oversight Committee shall immediately resign. The Physician/Shareholder Member shall, subject to Bankruptcy Court approval, designate two replacements to fill the vacancies. If either or both of the Debenture holders shall resign from the Oversight Committee prior to the time the Indenture Trustee's Claim is paid in full, the remaining member or members of the Oversight Committee shall appoint a Debenture holder or holders as successor(s) without further order of the Bankruptcy Court.

                 (B) Resignation of Physician/Shareholder Member. If the Physician/Shareholder Member shall resign from the Oversight Committee, the Bankruptcy Court shall appoint a successor Physician/Shareholder Member after considering recommendations made by the Liquidation Agent.

                 (C) Termination of Oversight Committee. If, upon the resignation of one or more members of the Oversight Committee the remaining seats on the Oversight Committee are vacant, the Oversight Committee shall cease to exist, and all

DEBTORS' MODIFIED FIRST AMENDED JOINT LIQUIDATING
PLAN UNDER CHAPTER 11-Page A-25
          references to the Oversight Committee's ongoing duties and rights in the Plan, and in the Confirmation Order shall be null and void.

          9.5.4 Review of Actions. Any member of the Oversight Committee or the Liquidation Agent may seek Bankruptcy Court review of the actions of the Oversight Committee or its members if said actions are believed to be unreasonable, and the Bankruptcy Court may award appropriate relief.

          9.5.5 Litigation. The Oversight Committee, through independent counsel, shall have the sole discretion to pursue, on behalf of the Debtors, any claims or causes of action against the Debtors' former officers, directors and professionals. The Oversight Committee may also pursue any other causes of action under Chapter 5 of the Bankruptcy Code that the Liquidation Agent chooses not to pursue.

     9.6 Operating Reserve. On the Effective Date, the Liquidation Agent shall establish the Operating Reserve, which shall initially have a balance of up to $10,970,000. Thereafter, the Operating Reserve will be in an amount that the Liquidation Agent, from time to time, determines in good faith and reasonable judgment is necessary to pay actual and reasonably anticipated post-Confirmation Date operating expenses including, without limitation, litigation fees and expenses, audit costs, insurance and taxes on a current basis, taking into account the actual and reasonably anticipated liquidation proceeds received or to be received. Operating expenses may also be paid from the Liquidation Account. To the extent that funds remain in the Operating Reserve after determination and payment of all operating expenses incurred after the Confirmation Date, said funds shall be released from the Operating Reserve and transferred to the Unsecured Claims Distribution Account and shall be distributed in accordance with the terms of the Plan.

     9.7 Corporate Authority. The Confirmation Order shall constitute full and complete corporate authority for the Debtors acting through the Liquidation Agent to take all other actions which they deem necessary, useful or appropriate to consummate the Plan without any further corporate or judicial authority.

     9.8 Debtors' Existence. Following the Confirmation Date, the Debtors shall continue in existence solely for the purpose of effectuating the Plan. After the Final Distribution is made, the Liquidation Agent shall take whatever actions are necessary to dissolve or permit the dissolution of the Debtors. On and after the Effective Date, the Debtors shall be managed by the Liquidation Agent.

     9.9 Causes of Action. (i) On the Effective Date, except as may otherwise be set forth herein, all Causes of Action of the Debtors' estates shall vest in and become property of the Debtors, under the control of the Liquidation Agent. The Liquidation Agent may retain such counsel, accountants or other Professional Persons it deems necessary in connection with liquidation of the retained Causes of Action. The costs and expenses, including legal fees and disbursements, incurred in connection with liquidating the Causes of Action, shall be paid by the Liquidation Agent from the Liquidation Account and/or Operating Reserve without the necessity for Bankruptcy Court approval.

DEBTORS' MODIFIED FIRST AMENDED JOINT LIQUIDATING
PLAN UNDER CHAPTER 11-Page A-26

From and after the Effective Date, except as otherwise provided herein, the retained Causes of Action shall be litigated for the benefit of holders of Claims.

                    (ii) The Liquidation Agent shall have, subject to the following sentence, the full power and authority to prosecute, compromise or otherwise resolve Causes of Action, with all net recoveries derived therefrom to be distributed in accordance with the terms of the Plan. Pursuant to Bankruptcy Rule 9019(b) and this Plan, the Liquidation Agent is authorized to approve, without further order of the Court, compromises of Causes of Action in accordance with the following conditions:

                    (A) If the damages asserted in a Cause of Action are less than $75,000.00, the Liquidation Agent shall be authorized and empowered to settle such Cause of Action and execute necessary documents, including a stipulation of settlement or release, without notice to any party; and

                    (B) If the damages asserted in a Cause of Action are more than $75,000.00, the Liquidation Agent shall be authorized and empowered to settle such Cause of Action and execute necessary documents, including a stipulation of settlement or release, upon ten (10) Business Days' notice to the Oversight Committee.

                                   ARTICLE X

     TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES

     10.1 Rejection. All executory contracts and unexpired leases to which a Debtor is a party that (i) have not previously been assumed or rejected, (ii) are not subject to a pending motion to assume or reject as of the Effective Date, or (iii) are not listed on the Contract Notice shall be deemed rejected by the Debtors as of the Effective Date.

     10.2 Rejection Damage Claims. If the rejection of an executory contract or unexpired lease pursuant to the provisions of this Article results in a Claim for damages by the non-debtor party to the executory contract or unexpired lease, the Claim shall be forever barred unless a proof of claim evidencing the Claim is filed with the Clerk of the Bankruptcy Court and served upon the Debtors no later than twenty (20) days after the date of such rejection. The Debtors reserve all defenses and objections to Claims filed pursuant to this Article.

DEBTORS' MODIFIED FIRST AMENDED JOINT LIQUIDATING
PLAN UNDER CHAPTER 11-Page A-27

                                   ARTICLE XI

                           RETENTION OF JURISDICTION

     11.1 Jurisdiction of Bankruptcy Court. The Bankruptcy Court will retain and have exclusive jurisdiction over all matters arising in, arising under and related to the Bankruptcy Cases on and after the Effective Date to the fullest extent permitted by law for, among other things, the following purposes:

            11.1.1 to hear and determine objections to Claims, including Physician Claims;

            11.1.2 to hear and determine any and all motions to estimate Claims, including Physician Claims, regardless of whether the Claim is the subject of a pending objection, a pending appeal or otherwise;

            11.1.3 to hear and determine any and all pending applications for the rejection, assumption or assignment of executory contracts or unexpired leases to which a Debtor is a party or with respect to which a Debtor may be liable and to hear and determine, and, if need be, to liquidate, any and all Claims arising therefrom;

            11.1.4 to take any action and issue such orders as may be necessary to construe, enforce, implement, execute and consummate the Plan and to maintain the integrity of the Plan;

            11.1.5 to ensure that distributions, if any, to holders of Allowed Claims are accomplished as provided herein;

            11.1.6 to consider any modifications of the Plan, to cure any defect or omission, or reconcile any inconsistency in any order of the Bankruptcy Court, including, without limitation, the Confirmation Order;

            11.1.7 to hear and determine all controversies, suits and disputes that may arise in connection with the interpretation, implementation or enforcement of the Plan, the Liquidation Agent's powers and duties, releases under the Plan, or any Claim asserted against the Liquidation Agent, the Debtors or any of their professionals, any representative of the Debtors' estates or their agents;

            11.1.8 to enforce all orders, judgments, injunctions and rulings entered in connection with the Bankruptcy Cases;

            11.1.9 to determine any and all applications for allowance of compensation and reimbursement of expenses and any other fees and expenses authorized to be paid or reimbursed under the Bankruptcy Code or the Plan;

DEBTORS' MODIFIED FIRST AMENDED JOINT LIQUIDATING
PLAN UNDER CHAPTER 11-Page A-28

            11.1.10 to hear and determine all proceedings to recover all assets of the Debtors and property of the estate, wherever located, including any causes of action under Chapter 5 of the Bankruptcy Code, and any other causes of action or claims, that belong to the Debtors, that may be pending on the Confirmation Date or that may be instituted at any time thereafter;

            11.1.11 to hear any other matters related hereto and not inconsistent with the Bankruptcy Code and title 28 of the United States Code; and

            11.1.12 to enter a final decree or decrees closing the Bankruptcy Cases.

     11.2 Failure of Bankruptcy Court to Exercise Jurisdiction. If for any reason the Bankruptcy Court abstains from exercising or refuses or declines to exercise jurisdiction over any matter arising in, arising under or related to the Bankruptcy Cases, including the matters set forth in section 11.1 of the Plan such abstention, refusal or declination shall have no effect on the exercise of jurisdiction by any other court that has jurisdiction over such matter.

                                  ARTICLE XII

                            EFFECTS OF CONFIRMATION

     12.1 Discharge of Debtors. As provided in Section 1141(d)(3) of the Bankruptcy Code, because (i) the Plan provides for the liquidation of all property of the Debtors' estates, (ii) the Debtors will not engage in business after consummation of the Plan, and (iii) the Debtors would be denied a discharge under Section 727(a) if this were a case under Chapter 7, the Debtors will not receive a discharge.

     12.2 Effect of Confirmation Order. Except as provided in Section 1141(d)(3) of the Bankruptcy Code, the provisions of the Plan shall be binding upon, and inure to the benefit of (i) any holder of Claims against, or Equity Interests in, the Debtors, whether or not the Claims or Equity Interests of such holder are impaired under the Plan and whether or not such holder has accepted the Plan, (ii) the Debtors and (iii) the Liquidation Agent. The Confirmation Order shall be binding upon any Trustee appointed in this case or in any Chapter 7 case.

     12.3 Post-Confirmation Effect of Evidence of Claims or Interests. All Claims, Equity Interests or other debts or liabilities of the Debtors shall terminate and be null and void on the earlier to occur of (i) payment in full of such Claim or (ii) closure of the Bankruptcy Cases.

     12.4 Release of Claims and Injunction. Upon the Effective Date, except as specifically provided otherwise in this Plan, all Persons who have consented on the Ballot or who are deemed to have consented pursuant to Section 6.2 of this Plan or the terms of the Ballot, are precluded and enjoined from asserting against the Debtors, or their respective current officers, directors, employees, attorneys, and agents, or anyone for whom the Debtors, or such listed individuals may be legally responsible or their respective assets or properties, any (i) lien, encumbrance, security interest, Equity

DEBTORS' MODIFIED FIRST AMENDED JOINT LIQUIDATING
PLAN UNDER CHAPTER 11-Page A-29

Interest or charges of any nature or description relating to the Debtors, the Bankruptcy Cases or affecting property of the Debtors' bankruptcy estates, or
(ii) Claim or any other liability relating to the Debtors or the Bankruptcy Cases whether known or unknown, discovered or undiscovered, latent or patent, scheduled or unscheduled, whether contingent, unliquidated or disputed, against the Debtors, or any of their respective officers, directors, employees, attorneys or agents based upon any condition, event, act, omission, occurrence, transaction or other activity or inactivity of any kind or nature that occurred prior to the Effective Date, whether or not (a) a proof of Claim or Equity Interest has been filed or is deemed to have been filed (b) such Claim or Equity Interest is allowed or (c) the holder of such Claim or Equity Interest has accepted the Plan, except as provided otherwise in the Plan. A non-PRG Party who returns a Notice of Buyout Election to the Debtors pursuant to section 8.8 of the Plan prior to the Voting Deadline but fails to return a Ballot prior to the Voting Deadline will be deemed to have consented to the release and injunction set forth in this section 12.4 of the Plan.

     12.5   Exculpations.   Neither the Debtors, the Paying Agent, the
Liquidation Agent, the Equity Committee, the Physicians' Committee, the Indenture Trustee, RAM, the Oversight Committee, the Key Employees nor any of their respective officers, directors, employees, members, attorneys, agents, professionals or anyone for whom the Debtors or such listed individuals may be legally responsible, or their respective assets or properties, shall have or incur any liability to any holder of a Claim or Equity Interest for any act, condition, event, representation or omission in connection with, arising out of or relating to the Bankruptcy Cases, the formulation, negotiation, preparation, dissemination, implementation, filing, confirmation or consummation of the Plan, the Disclosure Statement, the administration of the Plan or property to be distributed under the Plan, or otherwise, including the solicitation of votes for and the pursuit of confirmation of the Plan, except for willful misconduct or gross negligence.

     12.6 Indemnification Obligations. Subject to the occurrence of the Effective Date, the obligations of the Debtors to indemnify, defend, reimburse or limit the liability of Michael Yeary, Karen Nicolaou and Lane Edenburn against any claims, demands, suits, causes of action or proceedings against such persons as provided in the Debtors' respective by-laws and certificates of incorporation or pursuant to applicable state law or otherwise shall be treated as though they are executory contracts and assumed under the Plan, shall survive confirmation of the Plan and shall remain unaffected thereby.

                                  ARTICLE XII

                            CONDITIONS PRECEDENT TO
                        CONFIRMATION AND EFFECTIVENESS

     13.1 Conditions to Confirmation. Confirmation of the Plan shall not occur unless the following conditions have been satisfied or, as to sections 13.1.1 and 13.1.2 hereof, waived by the Debtors and in the case of section 13.1.3 hereof, waived by the holder of Indenture Trustee's Claim:

DEBTORS' MODIFIED FIRST AMENDED JOINT LIQUIDATING
PLAN UNDER CHAPTER 11-Page A-30

          13.1.1 The Bankruptcy Court shall have entered the Confirmation Order, in a form and substance acceptable to the Debtors; and

          13.1.2 The Bankruptcy Court shall have approved the Plan Documents, in a form acceptable to the Debtors.

          13.1.3 The Bankruptcy Court shall have entered an order establishing reserves for Disputed Claims for purposes of making distributions hereunder.

     13.2 Conditions to Effective Date. The occurrence of the Effective Date and the consummation of the transactions contemplated in this Plan shall not occur unless the following conditions have been satisfied or waived by the
Debtors:

          13.2.1 The Confirmation Order has been entered by the Bankruptcy Court in a form and substance acceptable to the Debtors;

          13.2.2 Payment of all Administrative Claims and Priority Claims in full, and/or the establishment and funding of the Administrative Claims Reserve;

          13.2.3 Payment of all Allowed Professional Fee Claims in full and/or the establishment and funding of the Professional Fee Claims Reserve; and

          13.2.4  The establishment and funding of the Operating Reserve.

The Effective Date shall occur whether or not the Confirmation Order has become a Final Order.

     13.3 Waiver. Any of the foregoing conditions may be waived by the Debtors, in whole or in part, without notice, at any time, without an order of the Bankruptcy Court and without any formal action other than proceeding to consummate this Plan.

                                  ARTICLE XIV

                           MISCELLANEOUS PROVISIONS

     14.1 Dissolution of Committees. The Equity Committee shall dissolve upon the Effective Date. The Physicians' Committee, to the extent not dissolved prior to the Effective Date, shall dissolve upon the Effective Date.

     14.2 Payment Dates. Whenever any payment to be made or action to be taken under the Plan is due to be made or taken on a day other than a Business Day, such payment will instead be made (without interest for such delay) or such action will instead be taken on the next Business Day.

     14.3 Governing Law. Unless a rule or procedure is supplied by federal law (including the Bankruptcy Code and Bankruptcy Rules), the laws of the State of Texas shall govern the

DEBTORS' MODIFIED FIRST AMENDED JOINT LIQUIDATING
PLAN UNDER CHAPTER 11-Page A-31
construction and implementation of the Plan and any agreements, documents and instruments executed in connection with the Plan.

     14.4 Binding Effect. The Plan shall be binding upon and inure to the benefit of the Debtors, holders of Claims, holders of Equity Interests, and their respective successors and assigns; provided, however, that if the Plan is not confirmed or the Effective Date does not occur, the Plan shall be null and void and nothing contained herein or in the Disclosure Statement shall be deemed to (i) constitute a waiver, acknowledgment or release of any Claim by or against or any Equity Interest in the Debtors or any other Person; (ii) prejudice in any manner the rights of the Debtors, their respective estates or any other Person; or (iii) constitute any admission by the Debtors or any other Person with respect to any matter set forth herein or in the Disclosure Statement, including any liability on any Claim or the propriety of the classification thereof.

     14.5 Substantial Consummation. The Plan shall be deemed to have been substantially consummated under Sections 1101(2) and 1127(b) of the Bankruptcy Code upon the Initial Unsecured Distribution Date.

     14.6  Payment of Statutory Fees.  All fees payable pursuant to Section
1930 of Title 28, United States Code shall be paid by the Debtors on or before the Effective Date. Such fees arising from and after the Effective Date shall be paid by the Liquidation Agent from the Liquidation Account, or the Operating Reserve, or the Administrative Claims Reserves until the Accounts Closing Date, from and after which, such fees shall be paid from the Unsecured Claims Distribution Account.

     14.7 Revocation and Modification of Plan and Related Documents. The Debtors reserve the right, in accordance with the Bankruptcy Code, to amend or modify the Plan and related Plan Documents in any manner or revoke or withdraw the Plan in its entirety prior to the entry of the Confirmation Order. After entry of the Confirmation Order, the Debtors may: (a) amend or modify the Plan (including the classifications of Claims and Equity Interests hereunder) and related Plan Documents in accordance with, and to the extent permitted by,
Section 1127 of the Bankruptcy Code; or (b) remedy any defect or omission or reconcile any inconsistency in the Plan in such manner as may be necessary to carry out the purpose and intent of the Plan. In the event the Plan is confirmed but cannot be consummated, the Confirmation Order shall be revoked and upon such revocation, the terms of the Plan shall not be binding on or enforceable by any Person.

     14.8  Notices.   Any notice required or permitted under the Plan shall be
in writing and served upon the following so as to be received by 4:00 p.m. Dallas time on or before the date required by either (i) certified mail, return receipt requested, postage pre-paid, (ii) hand delivery, or (iii) reputable overnight delivery service, freight prepaid addressed to the following parties:

     To:   Oversight Committee, through

           Byron Haney
           Resurgence Asset Management L.L.C.

DEBTORS' MODIFIED FIRST AMENDED JOINT LIQUIDATING
PLAN UNDER CHAPTER 11-Page A-32

            10 New King Street
            White Plains, NY 10604

until such time as the Oversight Committee engages counsel, and thereafter, to such counsel;

     To: Physicians Resource Group, Inc. and/or the Liquidation Agent, through

            Michael W. Yeary
            Physicians Resource Group, Inc.
            5005 Riverway, Suite 400
            Houston, Texas 77056

                 and

            Robin Russell, Esq.
            Andrews & Kurth L.L.P.
            600 Travis, Suite 4200
            Houston, Texas 77002

     14.9 Construction. The rules of construction set forth in Section 102 of the Bankruptcy Code shall apply to the construction of the Plan.

     14.10 Section Headings. The section headings contained in the Plan are for convenience and reference purposes only and will not affect in any way the meaning or interpretation of the Plan.

     14.11 Offer of Compromise. The terms and conditions embodied in this Plan shall not be deemed to be an admission of liability of the Debtors, the debtors in possession or any other Person, and shall not be admissible in any proceeding or action, other than one to enforce the provisions of this Plan, against the Debtors, as debtors in possession.

     14.12 Severability. Should any provision in this Plan be determined to be unenforceable either on its face or as applied to any Claim or Equity Interest, the Debtors may modify the Plan in accordance with section 14.7 of the Plan so that such provision shall not be applicable to the holder of any Claim or Equity Interest. Any such determination of unenforceability shall in no way (i) limit or affect the enforceability and operative effect of any other provisions of this Plan or (ii) require the resolicitation of any acceptance or rejection of the Plan, unless otherwise ordered by the Bankruptcy Court.

     14.13 Recognition of Subordination Rights. Except as otherwise provided in the Plan, all Claims based upon any claimed contractual subordination rights pursuant to any provision of the Bankruptcy Code or other applicable law, shall be deemed satisfied by the distributions under the Plan to holders of Allowed Claims having any such contractual subordination rights. The distributions to the various classes of Claims under the Plan shall not be subject to levy, garnishment, attachment or like legal process for any holder of a Claim or Equity Interest by reason of any claimed

DEBTORS' MODIFIED FIRST AMENDED JOINT LIQUIDATING
PLAN UNDER CHAPTER 11-Page A-33
contractual subordination rights or otherwise of the holder of a Claim or Equity Interest against the holder of another Claim or Equity Interest, except as expressly provided in the Plan. On the Effective Date, all holders of Claims shall be deemed to have waived any and all contractual subordination rights that they may have with respect to such distributions, and the Bankruptcy Court shall permanently enjoin, effective as of the Effective Date, all such holders from enforcing or attempting to enforce any such subordination rights with respect to such distributions.

     14.14 Setoff Rights. In the event that the Debtors have a claim of any nature whatsoever against the holder of a Claim, the Debtors may, but are not required to, setoff against the Claim (and any payments or other distributions to be made in respect of such Claim hereunder) their claim against the holder, unless any such claim is or will be released under the Plan. Neither the failure to set off nor the allowance of any Claim under the Plan shall constitute a waiver or release by the Debtors of any claim that the Debtors have against the holder of a Claim.

     14.15 No Attorneys' Fees. No attorneys' fees shall be paid by Debtors with respect to any Claim or Equity Interest except as specified herein or as provided in the Confirmation Order or other Final Order of the Bankruptcy Court

     14.16 Plan Terms Control. In the event of any inconsistency or conflict between the terms, conditions, definitions and provisions of this Plan and the Disclosure Statement, the terms, conditions, definitions and provisions of the Plan shall control.

DEBTORS' MODIFIED FIRST AMENDED JOINT LIQUIDATING
PLAN UNDER CHAPTER 11-Page A-34

     Respectfully submitted this 1st day of December, 2000.

PHYSICIANS RESOURCE GROUP, INC.         EYECORP, INC.

/s/ Michael W. Yeary                    /s/ Michael W. Yeary
________________________________        _________________________
Michael W. Yeary                        Michael W. Yeary
Chief Restructuring Officer             President


COUNSEL FOR THE DEBTORS

/s/ Robin Russell
________________________________
Hugh Ray, State Bar No. 16611000
Robin Russell, State Bar No. 17424001
ANDREWS & KURTH L.L.P.
600 Travis, Suite 4200
Houston, Texas 77002
Telephone: (713) 220-4200
Facsimile: (713) 220-4285

Paul N. Silverstein
S.D.N.Y. Bar No. PS-5098
ANDREWS & KURTH L.L.P.
805 Third Avenue
New York, New York 10022
Telephone: (212) 850-2800
Facsimile: (212) 850-2929

DEBTORS' MODIFIED FIRST AMENDED JOINT LIQUIDATING
PLAN UNDER CHAPTER 11-Page A-35